DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Quasar Distributors, LLC (the “Distributor”), ETF Series Solutions (“Fund Company”) and Nationwide Fund Advisors (“Adviser”).

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”) that is expected to close on or about March 31, 2020 (the “Closing Date”).

Effective as of the Closing Date, the Trust, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), the Adviser and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement by and among the parties effective as of July 18, 2017 (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Trust’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the applicable Fund(s), or by any party upon not less than sixty days’ prior written notice to the other parties. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WlTNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC		ETF Series Solutions

By:	/s/ Richard J. Berthy	By:	/s/ Michael D. Barolsky
	Richard J. Berthy, President		Michael D. Barolsky
Vice President & Secretary

Nationwide Fund Advisors

		By:	/s/ Lee T. Cummings
Lee T. Cummings
Senior Vice President